Exhibit 8.2

Suite 2800, 1100 Peachtree Street NE Atlanta, GA 30309-4528 t 404 815 6500 f 404 815 6555

direct dial 404 815 6045 direct fax 404 541 3102 HPreston@kilpatricktownsend.com

May 9, 2018

Board of Directors

United Community Bancorp

92 Walnut Street

Lawrenceburg, Indiana 47025

Ladies and Gentlemen:

We have acted as special counsel to United Community Bancorp, an Indiana corporation (“United Community”), in connection with the Agreement and Plan of Merger, dated as of March 11, 2018 (the “Agreement”), by and among Civista Bancshares, Inc., an Ohio corporation (“Civista”), Civista Bank, an Ohio chartered commercial savings bank and wholly-owned subsidiary of Civista (“Civista Bank”), United Community, and United Community Bank, a United States chartered savings bank and wholly-owned subsidiary of United Community (“United Community Bank”), pursuant to which United Community will merge with and into Civista, with Civista surviving (the “Merger”). At your request, and in connection with the registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”), and the joint proxy statement/prospectus, included therein, as amended or supplemented through the date hereof (the “Registration Statement”), we are rendering our opinion (the “Opinion”) concerning certain U.S. federal income tax consequences of the Merger.

In preparing our Opinion, we have examined or relied on originals or copies, certified or otherwise identified to our satisfaction of (i) the Agreement; (ii) the Registration Statement; and (iii) such other documents and information as we have deemed necessary or appropriate to render our Opinion. In addition, we have relied upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Civista and United Community dated the date hereof (the “Representation Letters”). For purposes of our Opinion we have assumed that such statements and representations are accurate and complete without regard to any qualification as to knowledge or belief. Our Opinion assumes and it is expressly conditioned on, among other things, the accuracy and completeness of the facts, information, covenants and representations set forth in the documents referred to above and the statements and representations of Civista and United Community as set forth in the Representation Letters. We have not independently verified all of the facts, representations and covenants set forth in the Representation Letters, the Registration Statement or any other documents. We have further assumed that the Merger will be consummated in accordance with the Agreement and the Registration Statement.

Our Opinion is based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (“IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the IRS, Congress and the courts (as applicable), which may or may not be retroactive in effect and which might result in a material modification of our

Opinion. Our Opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS. In addition, any material changes to the documents referred to above could affect our conclusion herein.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein and in the Registration Statement under the heading “Material U.S Federal Income Tax Consequences”: (1) we are of the opinion that, under current law, the Merger will qualify as a “reorganization” within the meaning of Code section 368(a), and (2) the descriptions of the law and the legal conclusions set forth in the Registration Statement under the heading “Material U.S Federal Income Tax Consequences” constitutes our opinion as to the material U.S. federal income tax consequences of the Merger to the holders of United Community common stock.

Except as set forth above, we express no opinion to any party as to any tax consequences of the Merger or any transaction related thereto, whether U.S. federal, foreign, state or local. Our Opinion has been prepared in connection with the Merger and may not be relied upon for any other purpose without our prior written consent. Our Opinion is expressed as of the date hereof, and we assume no obligation to revise or supplement our Opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, statement, representation or assumption relied upon herein that becomes inaccurate.

This opinion letter is issued to United Community solely for the benefit of United Community and its shareholders in connection with the Merger. This Opinion may be filed as an exhibit to the Registration Statement. Furthermore, we consent to the reference to Kilpatrick Townsend & Stockton LLP, under the caption “Material U.S Federal Income Tax Consequences” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

KILPATRICK TOWNSEND & STOCKTON LLP

By:
Heather L. Preston